For Immediate Release

Ferro Revises Earnings Guidance and Expects Impairment
Charges; Exploring Strategic Options for Solar Pastes Business

•	Expected 2012 adjusted earnings per diluted share revised to $0.07 to $0.12, including a $0.14 to $0.17 loss per diluted share in the Company’s solar pastes business

•	Company exploring strategic options for solar pastes business as it continues operating expense reductions throughout all of its businesses

•	Impairment charges in a range of $175 million to $200 million expected to be recorded in 2012 third quarter related to write-downs of goodwill and other assets; as a consequence of the impairment charges, the Company expects to reserve for up to $135 million of its net deferred tax assets

•	Election to change the Company’s method of recognizing defined benefit pension and other postretirement benefit expense results in a $0.14 per share positive adjustment to full-year adjusted earnings guidance for 2012

CLEVELAND—October 9, 2012—Ferro Corporation (“The Company,” NYSE: FOE) announced that adjusted earnings for 2012 are now expected to be $0.07 to $0.12 per diluted share, after adjusting for special charges. The revised forecast includes an expected loss of approximately $0.14 to $0.17 per share related to the Company’s solar pastes business. The earnings forecast also includes an approximately $0.14 per share positive adjustment due to a planned change in the Company’s method of recognizing defined benefit pension and other postretirement benefit expense (described below). The Company had previously indicated that 2012 adjusted earnings were expected to be $0.15 to $0.20 per diluted share. When adjusted for the $0.14 per share impact of the benefit accounting change, the previous adjusted earnings guidance was $0.29 to $0.34 per diluted share. The change in guidance is primarily the result of deterioration in the Company’s forecast for its solar pastes and metal powders businesses, and further weakening of business conditions in Europe, partially offset by the pension expense adjustment.

“The market for conductive pastes used in the manufacture of solar cells has been particularly challenging for much of 2011 and 2012 as the solar industry struggles with overcapacity and rapidly falling prices for solar power panels. While we have made some progress in our efforts to develop new customers, the pace at which we have been able to achieve new product qualifications at the larger solar cell manufacturers has been insufficient to generate the sales volume needed to contribute adequate value to our shareholders,” said Ferro Chairman, President and CEO James Kirsch. “We are now exploring strategic options for our solar pastes business in an effort to eliminate its drag on our earnings and cash flow. When combined with our commitment to reduce operating expenses across all of our businesses, we believe we are on a path to deliver improved shareholder value.”

The Company is committed to reducing overall Ferro operating expenses by $30 million by the end of 2014. Operating expense reductions of $15 million are expected by the end of 2013, with $10 million realized through globalization and regionalization of support functions, and $5 million through a restructuring initiative within the Company’s Performance Coatings operations in Europe. By the end of 2014, additional reductions of $15 million in operating expenses are expected through further globalization and regionalization in order to reach the $30 million overall expense reduction target. These expense reduction initiatives were first discussed during the Company’s second quarter conference call in July.

Ferro expects to record non-cash impairment charges in a range of $175 million to $200 million during the third quarter of 2012, primarily driven by reduced forecasts of future results in the Company’s Electronic Materials segment, which includes the solar pastes business. The expected impairment charges include write-downs of goodwill and fixed assets, primarily related to the Electronic Materials segment, and other assets. In addition to, and as a result of the impairment charges, the Company expects to apply a valuation allowance against a portion of its net deferred tax assets that will result in a charge of up to $135 million during the 2012 third quarter. The net deferred tax asset, to which the valuation allowance will be applied, will be available for use in future periods.   The valuation allowance that will be applied against the net deferred tax assets will be reversed at such time as it is determined by the Company that these assets can be realized, or when the assets are utilized.

In addition, during the third quarter, the Company expects to elect a new method of recognizing expense related to defined benefit pension and other postretirement benefits. The Company will begin recognition of actuarial gains and losses and changes in the fair value of plan assets in the operating results of the year in which they occur rather than using the deferral method. These gains and losses are generally measured annually as of December 31 and recorded during the fourth quarter. The new method also provides additional transparency to investors regarding the ongoing pension expense. The remaining components of benefits expense, primarily service and interest cost and the expected return on plan assets, are recorded quarterly as ongoing expense.

This change is expected to reduce the Company’s full-year 2012 benefits expense by approximately $19 million, which is the amount of deferred, non-cash actuarial gains and losses that would have been amortized as part of operating results under the Company’s historical method. On an after-tax equivalent basis, the change in method results in a positive adjustment in full-year adjusted earnings guidance of approximately $0.14 per share in 2012, compared with the Company’s previous forecasts.

Non-GAAP Measures

Adjusted earnings per share is equal to income (loss) before taxes, restructuring and impairment charges, and other special charges, adjusted for a normalized 36 percent tax rate that is consistent with the U.S. statutory corporate income tax rate, and divided by the average number of diluted shares outstanding. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,100 employees globally and reported 2011 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	uncertainty in the development of the solar energy market, and Ferro’s ability to successfully implement strategic options for its solar pastes business;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	implementation of new business processes and information systems;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or successfully integrate future acquisitions;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	manufacture and sale of products into the pharmaceutical industry;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets, including the final amount of impairment and other charges described in this press release;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro’s ability to successfully implement and/or administer its restructuring and cost reduction programs and produce the desired results;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Ferro’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in the Ferro Corporation Annual Report on Form 10-K for the period ended December 31, 2011.

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INVESTOR CONTACT:

David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-5488
E-mail: david.longfellow@ferro.com

MEDIA CONTACT:

Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-5401
E-mail: mary.abood@ferro.com